Exhibit 99.1

RenaissanceRe Reports Operating Income of $147.8 Million for the First Quarter of 2008 or $2.21 Per Common Share.

Net Income of $137.2 Million for the First Quarter of 2008 or $2.05 Per Common Share.

Pembroke, Bermuda, April 29, 2008 — RenaissanceRe Holdings Ltd. (NYSE: RNR) today reported $147.8 million in first quarter operating income available to common shareholders compared to $186.7 million in the first quarter of 2007. Operating income excludes net realized losses on investments of $10.7 million and net realized gains on investments of $4.1 million in the first quarters of 2008 and 2007, respectively. Operating income per diluted common share was $2.21 in the first quarter of 2008, compared to $2.57 in the first quarter of 2007. Net income available to common shareholders was $137.2 million or $2.05 per diluted common share in the quarter, compared to net income available to common shareholders of $190.8 million or $2.63 per diluted common share for the same quarter of 2007. The Company reported an annualized operating return on average common equity of 21.3% and an annualized return on average common equity of 19.7% in the first quarter of 2008, compared to 29.1% and 29.7%, respectively, in the first quarter of 2007. Book value per common share increased to $42.14 at March 31, 2008, a 2.7% increase in the first quarter of 2008, compared to a 6.8% increase in the first quarter of 2007.

Neill A. Currie, CEO, commented: “I am pleased to report another solid quarter with an annualized operating ROE of over 21% and almost 3% growth in book value per share, inclusive of the impact of share buybacks. We continue to actively manage capital and returned over $239 million to our shareholders through share buybacks during the quarter, bringing our total purchases to date to over $460 million since the start of 2007.”

Mr. Currie added, “We remain disciplined in our underwriting given current market conditions, while continuing to build out our franchise and capabilities through strategic hires, additional modeling capabilities and strategic new investments. These initiatives further enhance our ability to react quickly and grow our portfolio when the right opportunities present themselves.”

FIRST QUARTER 2008 RESULTS

Underwriting Results

Gross premiums written for the first quarter of 2008 were $527.0 million compared to $632.7 million for the first quarter of 2007. The decrease in gross premiums written was primarily driven by a reduction in business written in several lines of business due to softening market conditions in the Company’s Reinsurance and Individual Risk segments compared to the first quarter of 2007, combined with the prior termination of a program manager and a quota share relationship in the Company’s Individual Risk segment. As described in more detail below, the Company generated $150.2 million of underwriting income and had a combined ratio of 51.4% in the first quarter of 2008, compared to $124.4 million of underwriting income and a 65.6% combined ratio in the first quarter of 2007, principally driven by lower insured catastrophic events compared to the first quarter of 2007, which was impacted by European windstorm Kyrill. The relatively low level of insured catastrophe losses offset a $53.7 million decrease in net premiums earned which was driven by lower gross premiums written and the impact of higher ceded premiums written. In addition, the Company experienced $45.1 million of favorable development on prior year reserves in the first quarter of 2008, compared to $47.1 million of favorable development in the first quarter of 2007, primarily due to lower than expected claims emergence in the Company’s specialty reinsurance unit and Individual Risk segment, including a decrease in net claims and claim expenses associated with the close of the 2007 crop year for the Company’s multi-peril crop business.

1

Reinsurance Segment

Gross premiums written for the Company’s Reinsurance segment decreased $72.2 million, or 14.0%, to $443.7 million in the first quarter of 2008, compared to the first quarter of 2007, due primarily to the impact of softening market conditions across all lines of business. The Company’s managed catastrophe premiums decreased $31.1 million, or 7.2%, from the first quarter of 2007 and the Company’s specialty reinsurance premiums decreased $37.4 million, or 32.0%, from the first quarter of 2007.

The Reinsurance segment generated $145.5 million of underwriting income and had a combined ratio of 37.3% in the first quarter of 2008, compared to $116.1 million of underwriting income and a 54.4% combined ratio in the first quarter of 2007. The increase in underwriting income in the first quarter of 2008 was primarily due to the comparably low level of insured catastrophic events in the quarter. The Reinsurance segment experienced $23.5 million of favorable development on prior year reserves in the first quarter of 2008, compared to $30.3 million of favorable development in the first quarter of 2007. The favorable development in the first quarters of 2008 and 2007 was principally attributable to lower than expected claims emergence in the Company’s specialty reinsurance unit.

Individual Risk Segment

Gross premiums written for the Company’s Individual Risk segment decreased $42.5 million, or 34.5%, to $80.8 million in the first quarter of 2008, compared to $123.3 million in the first quarter of 2007. The decrease was due to a combination of factors including the prior termination of a commercial multi-line program and a commercial property quota share relationship. The premium from these relationships was included in the Individual Risk segment’s gross premiums written for the first quarter of 2007, but not in the first quarter of 2008. In addition, the Company’s participation in a personal lines property quota share relationship decreased in the second quarter of 2007 and as a result the gross premiums written from this relationship are down in the first quarter of 2008. Finally, the overall softening of market conditions with respect to property and casualty premium rates has resulted in a decrease in gross premiums written across the Company’s commercial multi-line, commercial property and personal property lines of business as the Company has maintained its underwriting discipline.

Offsetting the decreases in gross premiums written noted above was the addition of two new programs which incepted in late 2007, and anticipated growth in the Company’s multi-peril crop insurance program on a full year basis, both of which would be expected to favorably impact the Company’s Individual Risk gross premiums written in 2008. As a result, the Company is maintaining its full year forecast of a 5% decrease in gross premiums written in 2008, compared to 2007. Gross premiums written in the Company’s Individual Risk segment can fluctuate, perhaps significantly between quarters and between years based on several factors, including, without limitation, the timing of the inception or cessation of new program managers and quota share reinsurance contracts, including whether or not the Company has portfolio transfers in, or portfolio transfers out, of quota share reinsurance contracts of in-force books of business.

The Individual Risk segment generated $4.7 million of underwriting income and had a combined ratio of 93.9% in the first quarter of 2008, compared to $8.3 million of underwriting income and a 92.3% combined ratio in the first quarter of 2007. The decrease in underwriting income in the first quarter of 2008 compared to the first quarter of 2007 was primarily due to a $31.2 million decrease in net premiums earned, offset by an $18.8 million decrease in net claims and claim expenses as well as an $8.8 million decrease in underwriting expenses. The Individual Risk segment experienced favorable development of $21.6 million and $16.8 million on prior year reserves in the first quarters of 2008 and 2007, respectively, principally attributable to lower than expected claims emergence. The favorable development in the first quarter of 2008 includes $16.4 million attributable to the close of the 2007 crop year for the Company’s multi-peril crop insurance program. This portion of the favorable development was mostly offset by the combination of a $12.1 million decrease in net premiums earned and $1.4 million of additional profit related acquisition expenses, resulting in a $2.9 million net favorable underwriting impact in the first quarter of 2008.

2

Other Items

•

Net investment income for the first quarter of 2008 was $52.5 million, compared to $108.0 million for the same quarter in 2007 as a result of lower returns in the Company’s investment portfolio. Other investments incurred a loss of $16.4 million in the first quarter of 2008 compared with net investment income of $37.0 million in the first quarter of 2007. Included in net investment income from other investments is a $1.9 million net investment loss from hedge funds and private equity investments in the first quarter of 2008 compared to $28.5 million of net investment income in the first quarter of 2007. In addition, net investment income includes a $14.4 million loss from other investments, primarily arising from the Company’s investments in senior secured bank loan funds and non-U.S. fixed income funds, compared to $8.6 million of income in the first quarter of 2007.

•

During the first quarter of 2008, the Company incurred $25.4 million of other than temporary impairments on the Company’s fixed maturity investments available for sale, compared to $1.5 million in the first quarter of 2007.

•	The Company’s cash flows from operations were $276.8 million for the first quarter of 2008, compared to $150.6 million for the first quarter of 2007.

•

During the first quarter of 2008, the Company repurchased approximately 4.3 million common shares in open market transactions at an aggregate cost of $239.6 million and at an average share price of $56.11.

This press release includes certain non-GAAP financial measures including “operating income”, “operating income per common share – diluted”, “operating return on average common equity – annualized” and “managed catastrophe premium”. A reconciliation of such measures to the most comparable GAAP figures in accordance with Regulation G is presented in the attached supplemental financial data.

Please refer to the Investor Information – Financial Reports – Financial Supplements section of the Company’s website at www.renre.com for a copy of the Financial Supplement which includes additional information on the Company’s financial performance.

RenaissanceRe Holdings Ltd. will host a conference call on Wednesday, April 30, 2008 at 10:30 a.m. (ET) to discuss this release. Live broadcast of the conference call will be available through the Investor Information – Company Webcasts section of the Company’s website at www.renre.com.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company’s business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain joint ventures and other investments managed by the Company’s subsidiary RenaissanceRe Ventures Ltd., and (2) Individual Risk, which includes primary insurance and quota share reinsurance.

Cautionary Statement under “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this news release contain information about the Company’s future business prospects. These statements may be considered “forward-looking.” These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe Holdings Ltd.’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007.

INVESTOR CONTACT:	MEDIA CONTACT:
Fred R. Donner	David Lilly or Dawn Dover
Chief Financial Officer and Executive Vice President	Kekst and Company
RenaissanceRe Holdings Ltd.	(212) 521-4800
(441) 295-4513

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RenaissanceRe Holdings Ltd. and Subsidiaries

Summary Consolidated Statements of Operations

For the three months ended March 31, 2008 and 2007

(in thousands of United States Dollars, except per share amounts)

(Unaudited)

	Three months ended
	March 31, 2008	March 31, 2007
Revenues
Gross premiums written	$527,038	$632,729

Net premiums written	$403,116	$571,027
Increase in unearned premiums	(94,202)	(208,409)

Net premiums earned	308,914	362,618
Net investment income	52,503	108,015
Net foreign exchange gains	4,936	5,167
Equity in earnings of other ventures	6,250	10,701
Other income (loss)	8,012	(2,203)
Net realized (losses) gains on investments	(10,670)	4,085

Total revenues	369,945	488,383

Expenses
Net claims and claim expenses incurred	82,156	145,992
Acquisition expenses	46,428	63,729
Operational expenses	30,113	28,524
Corporate expenses	8,703	7,004
Interest expense	6,804	11,979

Total expenses	174,204	257,228

Income before minority interest and taxes	195,741	231,155
Minority interest - DaVinciRe	(40,315)	(29,107)

Income before taxes	155,426	202,048
Income tax expense	(7,686)	(107)

Net income	147,740	201,941
Dividends on preference shares	(10,575)	(11,136)

Net income available to common shareholders	$137,165	$190,805

Operating income available to common shareholders per Common Share - diluted (1)	$2.21	$2.57
Net income available to common shareholders per Common Share - basic	$2.09	$2.68
Net income available to common shareholders per Common Share - diluted	$2.05	$2.63

Average shares outstanding - basic	65,528	71,281
Average shares outstanding - diluted	66,803	72,514

Net claims and claim expense ratio	26.6%	40.2%
Underwriting expense ratio	24.8%	25.4%

Combined ratio	51.4%	65.6%

Operating return on average common equity - annualized (1)	21.3%	29.1%

(1)	See Comments on Regulation G for a reconciliation of non-GAAP financial measures.

RenaissanceRe Holdings Ltd. and Subsidiaries

Summary Consolidated Balance Sheets

(in thousands of United States Dollars, except per share amounts)

	At
	March 31, 2008	December 31, 2007
	(Unaudited)	(Audited)
Assets
Fixed maturity investments available for sale, at fair value	$3,816,518	$3,914,363
Short term investments, at fair value	1,565,589	1,821,549
Other investments, at fair value	858,621	807,864
Investments in other ventures, under equity method	99,466	90,572

Total investments	6,340,194	6,634,348
Cash and cash equivalents	335,409	330,226
Premiums receivable	499,384	475,075
Ceded reinsurance balances	122,631	107,916
Losses recoverable	151,555	183,275
Accrued investment income	36,337	39,084
Deferred acquisition costs	106,310	104,212
Receivable for investments sold	349,835	144,037
Other secured assets	107,784	90,488
Other assets	120,503	177,694

Total assets	$8,169,942	$8,286,355

Liabilities, Minority Interest and Shareholders’ Equity
Liabilities
Reserve for claims and claim expenses	$1,986,006	$2,028,496
Reserve for unearned premiums	673,991	563,336
Debt	450,999	451,951
Reinsurance balances payable	263,700	275,430
Payable for investments purchased	387,838	422,974
Other secured liabilities	106,420	88,920
Other liabilities	156,185	162,294

Total liabilities	4,025,139	3,993,401

Minority interest - DaVinciRe	758,851	815,451

Shareholders’ Equity
Preference shares	650,000	650,000
Common shares	64,927	68,920
Additional paid-in capital	—	107,867
Accumulated other comprehensive income	65,363	44,719
Retained earnings	2,605,662	2,605,997

Total shareholders’ equity	3,385,952	3,477,503

Total liabilities, minority interest and shareholders’ equity	$8,169,942	$8,286,355

Book value per common share (unaudited)	$42.14	$41.03

Common shares outstanding	64,927	68,920

RenaissanceRe Holdings Ltd. and Subsidiaries

Supplemental Financial Data - Segment Information

(in thousands of United States Dollars)

(Unaudited)

	Three months ended March 31, 2008
	Reinsurance	Individual Risk	Eliminations (1)	Other	Total
Gross premiums written	$443,728	$80,821	$2,489	$—	$527,038

Net premiums written	$342,920	$60,196		—	$403,116

Net premiums earned	$232,227	$76,687		—	$308,914
Net claims and claim expenses incurred	47,069	35,087		—	82,156
Acquisition expenses	18,515	27,913		—	46,428
Operational expenses	21,139	8,974		—	30,113

Underwriting income	$145,504	$4,713		—	150,217

Net investment income				52,503	52,503
Equity in earnings of other ventures				6,250	6,250
Other income				8,012	8,012
Interest and preference share dividends				(17,379)	(17,379)
Minority interest - DaVinciRe				(40,315)	(40,315)
Other items, net				(11,453)	(11,453)
Net realized losses on investments				(10,670)	(10,670)

Net income available to common shareholders				$(13,052)	$137,165

Net claims and claim expenses incurred - current accident year	$70,576	$56,665			$127,241
Net claims and claim expenses incurred - prior accident years	(23,507)	(21,578)			(45,085)

Net claims and claim expenses incurred - total	$47,069	$35,087			$82,156

Net claims and claim expense ratio - current accident year	30.4%	73.9%			41.2%
Net claims and claim expense ratio - prior accident years	(10.1)%	(28.1)%			(14.6)%

Net claims and claim expense ratio - calendar year	20.3%	45.8%			26.6%
Underwriting expense ratio	17.0%	48.1%			24.8%

Combined ratio	37.3%	93.9%			51.4%

(1) Represents gross premiums ceded from the Individual Risk segment to the Reinsurance segment.
	Three months ended March 31, 2007
	Reinsurance	Individual Risk	Eliminations (1)	Other	Total
Gross premiums written	$515,967	$123,316	$(6,554)	$—	$632,729

Net premiums written	$476,219	$94,808		—	$571,027

Net premiums earned	$254,779	$107,839		—	$362,618
Net claims and claim expenses incurred	92,127	53,865		—	145,992
Acquisition expenses	28,362	35,367		—	63,729
Operational expenses	18,191	10,333		—	28,524

Underwriting income	$116,099	$8,274		—	124,373

Net investment income				108,015	108,015
Equity in earnings of other ventures				10,701	10,701
Other loss				(2,203)	(2,203)
Interest and preference share dividends				(23,115)	(23,115)
Minority interest - DaVinciRe				(29,107)	(29,107)
Other items, net				(1,944)	(1,944)
Net realized gains on investments				4,085	4,085

Net income available to common shareholders				$66,432	$190,805

Net claims and claim expenses incurred - current accident year	$122,406	$70,659			$193,065
Net claims and claim expenses incurred - prior accident years	(30,279)	(16,794)			(47,073)

Net claims and claim expenses incurred - total	$92,127	$53,865			$145,992

Net claims and claim expense ratio - current accident year	48.0%	65.5%			53.2%
Net claims and claim expense ratio - prior accident years	(11.9)%	(15.6)%			(13.0)%

Net claims and claim expense ratio - calendar year	36.1%	49.9%			40.2%
Underwriting expense ratio	18.3%	42.4%			25.4%

Combined ratio	54.4%	92.3%			65.6%

(1)	Represents gross premiums ceded from the Individual Risk segment to the Reinsurance segment.

RenaissanceRe Holdings Ltd. and Subsidiaries

Supplemental Financial Data - Gross Premiums Written Analysis

(in thousands of United States Dollars)

(Unaudited)

	Three months ended
Reinsurance Segment	March 31, 2008	March 31, 2007
Renaissance catastrophe premiums	$224,968	$240,027
Renaissance specialty premiums	75,463	107,590

Total Renaissance premiums	300,431	347,617

DaVinci catastrophe premiums	139,178	158,937
DaVinci specialty premiums	4,119	9,413

Total DaVinci premiums	143,297	168,350

Total Reinsurance premiums	$443,728	$515,967

Total specialty premiums	$79,582	$117,003

Total catastrophe premiums	$364,146	$398,964

Catastrophe premiums written on behalf of our joint venture, Top Layer Re (1)	31,621	36,903
Catastrophe premiums assumed from the Individual Risk segment	2,489	(6,554)

Total managed catastrophe premiums (2)	398,256	429,313

Managed premiums assumed for fully-collateralized joint ventures	—	6,435

Total managed catastrophe premiums, net of fully-collateralized joint ventures (2)	$398,256	$435,748

(1)	Top Layer Re is accounted for under the equity method of accounting.
(2)	See Comments on Regulation G for a reconciliation of non-GAAP financial measures.

	Three months ended
Individual Risk Segment	March 31, 2008	March 31, 2007
Commercial multi-line	$31,384	$47,890
Multi-peril crop	5,372	11,251
Commercial property	30,853	42,505
Personal lines property	13,212	21,670

Total Individual Risk premiums	$80,821	$123,316

RenaissanceRe Holdings Ltd. and Subsidiaries

Supplemental Financial Data - Securitized Assets

(in thousands of United States Dollars)

(Unaudited)

			Vintage Year as a % of Total Securitized Assets
	Fair Value	% of Portfolio	2008	2007	2006	2005	2004	2003 & Prior	% of Total Securitized Assets
Total investments	$6,340,194	100.0%

Mortgage-backed securities: (1)
Residential mortgage-backed securities
Agency securities	$539,041	8.5%	1.0%	3.9%	2.3%	0.6%	0.4%	0.3%	30.5%
Non-agency securities	167,178	2.6%	0.0%	0.7%	0.8%	0.5%	0.5%	0.1%	9.5%
Non-agency securities - Alt A	65,132	1.0%	0.0%	0.3%	0.2%	0.3%	0.1%	0.1%	3.7%
Non-agency securities - Sub-prime	—	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Total residential mortgage-backed securities	771,351	12.1%	1.0%	4.9%	3.3%	1.4%	1.0%	0.5%	43.7%

Commercial mortgage-backed securities	434,858	6.9%	0.0%	1.2%	1.0%	1.1%	0.3%	3.3%	24.6%

Total mortgage-backed securities	1,206,209	19.0%	1.0%	6.1%	4.3%	2.5%	1.3%	3.8%	68.3%

Asset-backed securities: (1)
Auto	204,867	3.2%	0.0%	0.5%	1.4%	1.3%	0.0%	0.0%	11.6%
Credit cards	201,838	3.2%	0.0%	0.9%	0.7%	0.5%	0.0%	1.1%	11.4%
Other	153,524	2.4%	0.0%	0.8%	0.0%	0.6%	0.1%	0.9%	8.7%

Total asset-backed securities	560,229	8.8%	0.0%	2.2%	2.1%	2.4%	0.1%	2.0%	31.7%

Total securitized assets	$1,766,438	27.8%	1.0%	8.3%	6.4%	4.9%	1.4%	5.8%	100.0%

(1)	All of the Company’s mortgage-backed and asset-backed securities are rated AAA.

Comments on Regulation G

In addition to the GAAP financial measures set forth in this Press Release, the Company has included certain non-GAAP financial measures in this Press Release within the meaning of Regulation G. The Company has provided these financial measurements in previous investor communications and the Company’s management believes that these measurements are important to investors and other interested persons, and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for the comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP measures in assessing the Company’s overall financial performance.

The Company uses “operating income” as a measure to evaluate the underlying fundamentals of its operations and believes it to be a useful measure of its corporate performance. “Operating income” as used herein differs from “net income available to common shareholders,” which the Company believes is the most directly comparable GAAP measure, by the exclusion of net realized gains and losses on the Company’s investments. The Company’s management believes that “operating income” is useful to investors because it more accurately measures and predicts the Company’s results of operations by removing the variability arising from fluctuations in the Company’s investment portfolio, which is not considered by management to be a relevant indicator of business operations. The Company also uses “operating income” to calculate “operating income per common share – diluted” and “operating return on average common equity – annualized”. The following is a reconciliation of: 1) net income available to common shareholders to operating income available to common shareholders; 2) net income available to common shareholders per common share – diluted to operating income available to common shareholders per common share – diluted; and 3) return on average common equity – annualized to operating return on average common equity – annualized:

	Three months ended
(in thousands of United States dollars, except for per share amounts)	March 31, 2008	March 31, 2007
Net income available to common shareholders	$137,165	$190,805
Adjustment for net realized losses (gains) on investments	10,670	(4,085)

Operating income available to common shareholders	$147,835	$186,720

Net income available to common shareholders per common share - diluted	$2.05	$2.63
Adjustment for net realized losses (gains) on investments	0.16	(0.06)

Operating income available to common shareholders per common share - diluted	$2.21	$2.57

Return on average common equity - annualized	19.7%	29.7%
Adjustment for net realized losses (gains) on investments	1.6%	(0.6)%

Operating return on average common equity - annualized	21.3%	29.1%

The Company has also included in this Press Release “managed catastrophe premiums” and “managed catastrophe premiums, net of fully-collateralized joint ventures.” “Managed catastrophe premiums” is defined as gross catastrophe premiums written by Renaissance Reinsurance and its related joint ventures. “Managed catastrophe premiums” differ from total catastrophe premiums, which the Company believes is the most directly comparable GAAP measure, due to the inclusion of catastrophe premiums written on behalf of the Company’s joint venture Top Layer Re, which is accounted for under the equity method of accounting. “Managed catastrophe premiums, net of fully-collateralized joint ventures” differ from total catastrophe premiums, which the Company believes is the most directly comparable GAAP measure, due to: 1) the inclusion of catastrophe premiums written on behalf of the Company’s joint venture Top Layer Re, which is accounted for under the equity method of accounting; and 2) the deduction of catastrophe premiums that are written by the Company and ceded directly to the Company’s fully-collateralized joint ventures which include Starbound Reinsurance Ltd., Starbound Reinsurance II Ltd. and Timicuan Reinsurance Ltd. The Company’s management believes “managed catastrophe premiums” is useful to investors and other interested parties because it provides a measure of total catastrophe reinsurance premiums assumed by the Company through its consolidated subsidiaries and related joint ventures. The Company believes “managed catastrophe premiums, net of fully-collateralized joint ventures” is also a useful measure to investors and other interested parties because it provides a measure of total catastrophe reinsurance premiums assumed by the Company through its consolidated subsidiaries and related joint ventures, net of catastrophe premiums written directly on behalf of the Company’s fully-collateralized joint ventures.